Exhibit B

Share Purchase Agreement

This Share Purchase Agreement, dated as of May 7, 2007 (this “Agreement”), by and among Capital Z Financial Services Fund II, L.P. (“CapZ1”), Capital Z Financial Services Private Fund II, L.P. (“CapZ2” and, collectively with CapZ1, the “Sellers”), and the purchasers listed on Exhibit A hereto (each as a “Purchaser” and collectively as the “Purchasers”).

Recitals:

Whereas, the Sellers currently own certain shares of the common stock (“Common Stock”) of Universal American Financial Corp., a New York corporation (“UAFC”), and the Sellers desire to sell to the Purchasers, and the Purchasers desires to purchase from the Sellers, a portion of such shares on the terms hereinafter set forth.

Now, therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

Agreement:

1.        At the Closing (as hereafter defined), the Sellers agree to sell to each Purchaser, and each Purchaser shall purchase from the Sellers, the aggregate number of shares of Common Stock designated in Exhibit A as being purchased by each Purchaser, in exchange for the payment by each Purchaser to the Sellers of the aggregate purchase price designated in Exhibit A as being paid by each Purchaser. Such aggregate 6,250,000 shares of Common Stock to be sold and purchased pursuant to this Agreement to all Purchasers are sometimes hereafter referred to collectively as the “Shares”.

2.        The closing of the sale and purchase of the Shares contemplated by this Agreement (the “Closing”) shall be conditioned upon, and shall take place at such time and at such place as, the closing under that certain securities purchase agreement among, UAFC, Lee-Universal Holdings, LLC, Welsh, Carson, Anderson & Stowe X, L.P., Union Square Universal Partners, L.P., Perry Partners, L.P., Perry Partners International, Inc., Perry Commitment Fund, L.P. and Perry Commitment Master Fund, L.P., relating to an aggregate 50,000 shares of preferred stock of UAFC. At the Closing, each Purchaser shall pay to the Sellers the aggregate purchase price set forth in Exhibit A hereof as it relates to each such Purchaser, against delivery to such Purchaser of certificates or other instruments (which may include customary evidence of share ownership by book-entry ledger) representing the aggregate number of shares of Common Stock referred to Exhibit A hereof as it relates to such Purchaser, registered in the name of such Purchaser or otherwise duly endorsed for transfer. All payments pursuant to this Section 2 shall be made by wire transfer of immediately available funds to an account or accounts designated by the Sellers pursuant to wire instructions to be provided by the Sellers prior to the Closing.

3.        (a) The Sellers represent and warrant to the Purchasers that the Sellers are the record and beneficial owners of the Shares, free and clear of all liens, pledges, security interests, right of first refusal or similar encumbrances (“Liens”), other than (i) as contemplated pursuant to the Shareholders Agreement dated as of July 30, 1999 and (ii) transfer restrictions pursuant to applicable securities or “blue sky” laws. The Sellers have the power and authority to sell the Shares as provided in this Agreement, and such delivery at the Closing will convey to the applicable Purchaser good title to the shares of Common Stock purchased by such Purchaser from the Sellers pursuant to this Agreement, free and clear of all Liens, except (A) transfer restrictions pursuant to applicable securities or “blue sky” laws or (B) Liens imposed by or through such Purchaser.

(b) Each Purchaser (severally as to itself only, but not jointly with any other Purchaser) hereby represents and warrants to the Sellers that (i) such Purchaser is an “accredited investor” within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (ii) such Purchaser understands that none of the Shares has been registered under the Securities Act or any other securities laws and such securities cannot be sold or otherwise transferred unless subsequently registered thereunder or an exemption from such registration is available (and certificates or other instruments representing Shares may be imprinted with an appropriate legend to such effect) and (iii) such Purchaser is acquiring the shares of Common Stock it is agreeing to purchase from the Sellers hereunder for its own account, for investment purposes only and not with a view to the distribution thereof in contravention of any applicable law.

(c) Each of the parties hereto, severally as to itself only, but not jointly with any other party, represents and warrants to the other parties hereto as follows in this Section 3(c):

(i) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such party has all requisite entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all required entity action on the part of such party. This Agreement has been duly and validly executed and delivered by such party, and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(ii) Neither the execution and delivery of this Agreement by such party nor the fulfillment of and the performance by such party of its obligations hereunder will (x) contravene, in any material respect, any provision contained in the governing documents of such party or any legal requirement to which such party is bound or subject, or (y) result in a material breach of any contract or agreement to which such party is a party.

(iii) No person or entity has acted, directly or indirectly, as a broker, finder or financial advisor for such party in connection with the transactions contemplated by this Agreement and no person or entity is entitled to any fee or commission or like payment in respect thereof.

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(d) Notwithstanding anything to the contrary, each Purchaser hereby acknowledges and agrees that (A) none of the Sellers is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Sellers in this Section 3, (B) except for the representations and warranties of the Sellers expressly set forth in this Section 3, all transfers of Shares contemplated by this Agreement will be made on a “where is” and, as to condition, “as is” basis, (C) without limiting the generality of the foregoing, none of the Sellers has made any representation or warranty, express or implied, as to the business, operations, capitalization, assets, liabilities (contingent or otherwise), contractual or other obligations, condition (financial or otherwise), projections or prospects of UAFC or any other information regarding UAFC, and such Purchaser has conducted, to its satisfaction, its own independent investigation of all such matters with respect to UAFC and, in making its determination to proceed with the transactions contemplated by this Agreement, such Purchaser has relied on the results of its own independent investigation, and (D) the Sellers may have or obtain material, non-public information concerning UAFC which may not be known to, or disclosed to, the Purchasers, and vis-à-vis the Sellers, the Purchasers are assuming all risks associated with any such non-disclosure.

4.        The representations and warranties contained in Section 3 hereof shall survive the Closing. All of the covenants or other agreements of the parties contained in this Agreement shall survive the Closing until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

5.        None of the parties shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto (which approval shall not be unreasonably withheld or delayed), unless, in the reasonable judgment of such party, disclosure is otherwise required by applicable law, in which case the party intending to make such release shall use its commercially reasonable efforts, consistent with applicable law, to consult with the other parties with respect to the timing and content thereof.

6.        Each of the parties hereto shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Any sales, transfer, recordation, documentary stamp or similar taxes or charges applicable to, or resulting from, the sale and transfer by Sellers of shares of Common Stock as contemplated by this Agreement shall be borne by the Sellers of such shares.

7.        The obligations of each party under this Agreement are several and not joint with the obligations of any other party, and no party shall be responsible in any way for the performance of the obligations of any other party under this Agreement. Nothing contained herein, and no action taken by any party pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement.

8.        All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one New

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York business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the addresses and facsimile numbers set forth for such party in Exhibit A hereto (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision), in each case with a copy (which shall not constitute notice) to: Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, Attention: Malcolm Landau, Facsimile No.: (212) 310-8007.

9.        This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement is intended to create, shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party, directly or indirectly (by operation of law or otherwise), without the prior written consent of each of the other parties hereto and any attempted assignment without the required consents shall be void. Upon any such permitted assignment, the references in this Agreement to the assignor shall, subject to the following sentence, also apply to any such permitted assignee unless the context otherwise requires. No permitted assignment of any rights or obligations hereunder shall relieve the assignor of any of its obligations under this Agreement.

10.      This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.      This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.

12.      The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the federal and state courts located within the borough of Manhattan of the City, County and State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 8

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hereof. Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

13.      The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

14.      If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

15.      This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

16.      All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified. Words such as “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

CAPITAL Z FINANCIAL SERVICES FUND II, L.P.
By: Capital Z Partners, L.P., its General Partner
By: Capital Z Partners, Ltd., its General Partner
By:
Name: Title:
CAPITAL Z FINANCIAL SERVICES PRIVATE FUND II, L.P.
By: CAPITAL Z PARTNERS, L.P., its General Partner
By: CAPITAL Z PARTNERS, LTD., its General Partner
By:
Name: Title:
UNION SQUARE UNIVERSAL PARTNERS, L.P.
By: UNION SQUARE UNIVERSAL GP, LLC, its General Partner
By:
Name: Title:
LEE-UNIVERSAL HOLDINGS, LLC
By:
Name: Title:
WELSH, CARSON, ANDERSON & STOWE, X, L.P.,
By: WCAS X ASSOCIATES, LLC, its General Partner
By:
Name: Title:

The undersigned hereby irrevocably waives any Participation Right (as defined below) that might be applicable in connection with the transactions contemplated by the above Agreement, and hereby agrees that no such Participation Right will be claimed or asserted with respect to such transactions. “Participation Right” means any and all “tag-along” rights, rights of first offer, or any similar rights, pursuant to any shareholders agreement.

Richard Barasch

EXHIBIT A

PURCHASERS

Purchaser	Number of Shares of Common Stock Such Purchaser is Purchasing from the Sellers	Aggregate Purchase Price for each Purchaser
Welsh, Carson, Anderson & Stowe X, L.P. Notices to: Welsh, Carson, Anderson & Stowe 320 Park Avenue, Suite 2500 New York, NY 10022-6815 Telephone number: (212) 893-9500 Facsimile number: (212) 893-9583 Attention: Sean M. Traynor	2,083,500	$41,670,000
Lee-Universal Holdings, LLC Notices to: Lee Equity Partners 767 Fifth Avenue New York, NY 10153 Telephone number: (212) 888-1500 Facsimile number: (212) 888-6388 Attention: Mark Gormley/Benjamin Hochberg	2,083,500	$41,670,000
Union Square Universal Partners, L.P. Notices to: Union Square Universal Partners, L.P. 230 Park Avenue South, 11th floor New York, NY 10003 Telephone number: (212) 965-2400 Facsimile number: (212) 343-5206 Attention: Bob Spass/Brad Cooper	2,083,000	$41,660,000

For Notices to the Sellers, to them at:

230 Park Avenue South, 11th floor

New York, NY 10003

Telephone number: (212) 965-2400

Facsimile number: (212) 343-5206

Attention: Bob Spass/Brad Cooper